As filed with the Securities and Exchange Commission on November 1, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Vital Energy, Inc.
Exact name of Registrant as specified in it charter

Delaware State or other jurisdiction of incorporation or organization	1311 Primary Standard Industrial Classification Code Number	45-3007926 I.R.S. Employer Identification No.
521 E. Second Street, Suite 1000
Tulsa, Oklahoma 74120
(918) 513-4570
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Mark D. Denny
Senior Vice President — General Counsel & Secretary
521 E. Second Street, Suite 1000
Tulsa, Oklahoma 74120
(918) 513-4570
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Chris Centrich
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
(713) 220-5800

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective, as determined by market considerations and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
Up to 3,370,497 Shares
VITAL ENERGY, INC.
Common Stock
This prospectus relates to the proposed resale from time to time of up to 3,370,497 shares of our common stock, par value $0.01 per share, by the selling stockholders identified herein. Maple Energy Holdings, LLC and its designees, Riverstone Strategic Credit Partners A-2 AIV, L.P., Riverstone Credit Partners - Direct, L.P., and Riverstone Credit Partners II - Direct, L.P., acquired these shares from us on October 31, 2023 in connection with our acquisition of certain assets under the terms of that certain purchase and sale agreement, dated September 13, 2023, by and between us and Maple Energy Holdings, LLC.
The selling stockholders may offer and sell or otherwise dispose of their shares of our common stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of its shares of common stock.
We will not receive any proceeds from the sale of the shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol “VTLE.” On October 31, 2023, the last reported sale price for our common stock was $50.04 per share.
Investing in our common stock involves risk. You should carefully read the information under the heading “Risk Factors” on page 3 of this prospectus and the risk factors contained in any applicable prospectus supplement and the documents incorporated by reference herein or therein before making a decision to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 1, 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of any security. Our business, financial condition, results of operations and prospects may have changed since those dates.
Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in their entirety before investing in our common stock.
In this prospectus, the “Company,” “Vital,” “we,” “us,” “our” and similar terms refer to Vital Energy, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.vitalenergy.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
We are “incorporating by reference” specified documents that we file with the SEC, which means:
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incorporated documents are considered part of this prospectus;

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we are disclosing important information to you by referring you to those documents; and

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information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
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our Annual Report on Form 10-K for the year ended December 31, 2022;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

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our Current Reports on Form 8-K or Form 8-K/A, filed with the SEC on January 9, 2023, February 15, 2023, April 3, 2023, May 17, 2023, May 25, 2023, June 15, 2023, June 30, 2023, July 13, 2023, August 22, 2023, September 13, 2023, September 19, 2023, and September 25, 2023; and

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the description of our common stock contained in our Form 8-A/A filed on January 7, 2014 and Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, and any other amendments or reports filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by Vital with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:
Vital Energy, Inc.
Attention: Investor Relations
521 E. Second Street, Suite 1000
Tulsa, Oklahoma 74120
(918) 513-4570

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Various statements contained in or incorporated by reference into this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements, projections and estimates concerning our operations, performance, business strategy, oil, natural gas liquid (“NGL”) and natural gas reserves, drilling program capital expenditures, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “will,” “foresee,” “plan,” “goal,” “should,” “intend,” “pursue,” “target,” “continue,” “suggest” or the negative thereof or other variations thereof or other words that convey the uncertainty of future events or outcomes. Forward-looking statements are not guarantees of performance. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Among the factors that significantly impact our business and could impact our business in the future are:
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moderating but continuing inflationary pressures and associated changes in monetary policy that may cause costs to rise;

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changes in domestic and global production, supply and demand for oil, NGL and natural gas and actions by the Organization of the Petroleum Exporting Countries members and other oil exporting nations (“OPEC+”);

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the volatility of oil, NGL and natural gas prices, including our area of operation in the Permian Basin;

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reduced demand due to shifting market perception towards the oil and gas industry;

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our ability to optimize spacing, drilling and completions techniques in order to maximize our rate of return, cash flows from operations and shareholder value;

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the ongoing instability and uncertainty in the United States (“U.S.”) and international energy, financial and consumer markets that could adversely affect the liquidity available to us and our customers and the demand for commodities, including oil, NGL and natural gas;

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competition in the oil and gas industry;

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our ability to execute our strategies, including our ability to successfully identify and consummate strategic acquisitions, including the Pending Acquisitions (as defined herein), at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses, assets and properties;

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our ability to realize the anticipated benefits of acquisitions, including effectively managing our expanded acreage;

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our ability to discover, estimate, develop and replace oil, NGL and natural gas reserves and inventory;

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insufficient transportation capacity in the Permian Basin and challenges associated with such constraint, and the availability and costs of sufficient gathering, processing, storage and export capacity;

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a decrease in production levels which may impair our ability to meet our contractual obligations and ability to retain our leases;

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risks associated with the uncertainty of potential drilling locations and plans to drill in the future;

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the inability of significant customers to meet their obligations;

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revisions to our reserve estimates as a result of changes in commodity prices, decline curves and other uncertainties;

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the availability and costs of drilling and production equipment, supplies, labor and oil and natural gas processing and other services;

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the effects, duration and other implications of, including government response to widespread epidemic or pandemic diseases;

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ongoing war and political instability, such as the conflict in Ukraine and Russian efforts to destabilize the global hydrocarbon market and the conflict in the Gaza strip;

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loss of senior management or other key personnel;

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risks related to the geographic concentration of our assets;

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capital requirements for our operations and projects;

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our ability to hedge commercial risk, including commodity price volatility, and regulations that affect our ability to hedge such risks;

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our ability to continue to maintain the borrowing capacity under our senior secured credit facility or access other means of obtaining capital and liquidity, especially during periods of sustained low commodity prices;

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our ability to comply with covenants and other terms and conditions contained in our debt agreements, including our senior secured credit facility and the indentures governing our senior unsecured notes, as well as debt that could be incurred in the future;

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our ability to generate sufficient cash to service our indebtedness, fund our capital requirements and generate future profits;

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drilling and operating risks, including risks related to hydraulic fracturing activities and those related to inclement or extreme weather, impacting our ability to produce existing wells and/or drill and complete new wells over an extended period of time;

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physical and transition risks related to climate change;

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the impact of legislation or regulatory initiatives intended to address induced seismicity, including restrictions on the use of water, produced water and produced water wells on our ability to conduct our operations;

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U.S. and international economic conditions and legal, tax, political and administrative developments, including the effects of energy, trade and environmental policies and existing and future laws and government regulations;

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our ability to comply with federal, state and local regulatory requirements;

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the impact of repurchases, if any, of securities from time to time;

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our ability to maintain the health and safety of, as well as recruit and retain, qualified personnel necessary to operate our business;

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our ability to secure or generate sufficient electricity to produce our wells without limitations; and

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our belief that the outcome of any legal proceedings will not materially affect our financial results and operations.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, this prospectus and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein. In light of such risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and

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development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil or natural gas that are ultimately recovered.
All forward-looking statements contained in this prospectus speak only as of the date of this prospectus and all forward-looking statements incorporated by reference into this prospectus speak only as of the dates such statements were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements regarding new information, future events or otherwise, except as required by applicable securities laws.

VITAL ENERGY, INC.
We are an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin in West Texas. The oil and liquids-rich Permian Basin is characterized by multiple target horizons, extensive production histories, long-lived reserves, high drilling success rates and high initial production rates. As of December 31, 2022, we had assembled 163,286 net acres in the Permian Basin. Our acreage is largely contiguous in the neighboring Texas counties of Borden, Howard, Glasscock, Reagan and Sterling.We completed our initial public offering of common stock on December 19, 2011. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “VTLE.”
Our executive offices are located at 521 E. Second Street, Suite 1000, Tulsa, Oklahoma 74120, and the phone number at this address is (918) 513-4570. Our website address is www.vitalenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.
Recent Developments
Maple Acquisition
On October 31, 2023, we acquired certain oil and gas assets in the Delaware Basin, located in Reeves County, Texas, and related assets and contracts (the “Maple Acquisition”) from Maple Energy Holdings, LLC pursuant to a purchase and sale agreement dated September 13, 2023 (the “Maple PSA”). Aggregate consideration for the Maple Acquisition consisted of approximately 3.37 million shares of our common stock. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.
At the closing of the Maple Acquisition, we entered into a registration rights agreement with Maple Energy Holdings, LLC and its designees, Riverstone Strategic Credit Partners A-2 AIV, L.P., Riverstone Credit Partners - Direct, L.P., and Riverstone Credit Partners II - Direct, L.P., dated as of October 31, 2023 (the “Maple registration rights agreement”), pursuant to which we agreed to file with the SEC, and use our commercially reasonable efforts to cause to be declared effective, a shelf registration statement registering for resale the shares of common stock issued to Maple Energy Holdings, LLC and its designees, Riverstone Strategic Credit Partners A-2 AIV, L.P., Riverstone Credit Partners - Direct, L.P., and Riverstone Credit Partners II - Direct, L.P., in the Maple Acquisition as soon as practicable following the closing of the Maple Acquisition. See “Selling Stockholders” for additional information.
Henry Acquisition
On September 13, 2023, we entered into a purchase and sale agreement (the “Henry PSA”), pursuant to which we agreed to purchase certain oil and gas assets in the Midland and Delaware Basin, located in Midland, Reeves and Upton Counties, Texas, equity interests in certain subsidiaries and related assets and contracts (the “Henry Acquisition”) from Henry Resources, LLC, Henry Energy LP and Moriah Henry Partners LLC (collectively, “Henry”) for consideration comprising (i) approximately 3.72 million shares of our common stock and (ii) approximately 4.98 million shares of our 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share, each subject to purchase price adjustments and customary closing adjustments. We expect the Henry Acquisition to close in the fourth quarter of 2023, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the Henry Acquisition will be satisfied.
Upon execution of the Henry PSA, the tag rights of certain parties unrelated to Henry (the “Third Parties”) to sell their non-operated working interest in the oil and gas properties were triggered and Henry gave notice to such Third Parties (the “Potential Acquisitions”). The elections of such tag rights by the Third Parties are ongoing and therefore the terms of the Potential Acquisitions are still subject to negotiation, and due diligence is still in process. The amount and mix of consideration to be received by the Third Parties

(which may consist of cash, common stock and/or preferred stock) has not been determined yet. The number of shares of common stock to be issued to Henry may decrease to 2.1 million shares, and the number of shares of preferred stock to be issued to Henry may increase to 6.6 million shares to reserve shares of common stock for the Potential Acquisitions. There can be no assurance that we will enter into purchase and sale agreements with any of the Third Parties.
Tall City Acquisition
On September 13, 2023, we entered into a purchase and sale agreement, pursuant to which we agreed to purchase certain oil and gas assets in the Delaware Basin, located in Reeves County, Texas, and related assets and contracts (the “Tall City Acquisition” and, together with the Henry Acquisition, the “Pending Acquisitions”) from Tall City Property Holdings III LLC and Tall City Operations III LLC (collectively “Tall City”) for consideration comprising (i) $300 million payable to Tall City in cash and (ii) approximately 2.27 million shares of our common stock, each subject to purchase price adjustments and customary closing adjustments. We expect the Tall City Acquisition to close in the fourth quarter of 2023, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the Tall City Acquisition will be satisfied.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected.
USE OF PROCEEDS
All of the shares of common stock covered by this prospectus are being offered and sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” for additional information.
SELLING STOCKHOLDERS
We have prepared this prospectus to allow each of the selling stockholders identified below to offer and sell from time to time up to an aggregate of 3,370,497 shares of our common stock for its own account, of which (i) 3,012,997 shares of common stock were issued to Riverstone Strategic Credit Partners A-2 AIV, L.P., Riverstone Credit Partners - Direct, L.P., and Riverstone Credit Partners II - Direct, L.P., as designees for Maple Energy Holdings, LLC at the closing of the Maple Acquisition on October 31, 2023 and (ii) 357,500 shares of common stock were issued to Maple Energy Holdings, LLC and held in escrow pursuant to the terms of the Maple PSA to satisfy potential indemnification claims arising under the Maple PSA during the 12-month period following the closing of the Maple Acquisition.
At the closing of the Maple Acquisition, we entered into the Maple registration rights agreement, pursuant to which we agreed, as soon as practicable following the closing of the Maple Acquisition, to file with the SEC, and use commercially reasonable efforts to cause to be declared effective, a shelf registration statement registering for resale the shares issued in the Maple Acquisition.
We also agreed, subject to the termination provisions discussed below, to use commercially reasonable efforts to keep such registration statement current and effective (or file a new shelf registration statement, if applicable, upon expiration of the preceding shelf registration statement) until such time as there are no longer any “Registrable Securities” (as such term is defined in the Maple registration rights agreement) outstanding or the earlier termination of the Maple registration rights agreement. The Maple registration rights agreement and our obligations to keep the shelf registration statement effective will terminate when there are no longer any such “Registrable Securities” outstanding. Under the Maple registration rights agreement, the selling stockholders may request to sell all or a portion of its shares issued in the Maple Acquisition in (i) an underwritten offering that is registered pursuant to the shelf registration statement, (ii) an underwritten registered offering not involving a “roadshow” (a “Block Trade”) or (iii) an “at the market” or similar registered offering through a broker, sales agent, distribution agent or placement agent, whether as agent or principal (an “Other Coordinated Offering”); provided, however, that the selling stockholders will be entitled to make a demand for a total of (x) only two underwritten shelf takedowns during any 12-month period (and no more than one underwritten shelf takedowns in any 90-day period) and (y) only two Block Trades or Other Coordinated Offerings in any 12-month period (and no more than one Block Trade or Other coordinated Offering in any 90-day period); and only if the proceeds from the sale of such shares of common stock (before the deduction of underwriting discounts) are reasonably expected to be at least $25 million.
We have prepared this prospectus and the registration statement of which it is a part to comply with our registration obligations under the Maple registration rights agreement with respect to the 3,370,497 shares of our common stock issued in the Maple Acquisition and beneficially owned by the selling stockholders.

Pursuant to the Maple registration rights agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay any underwriting fees, discounts and selling commissions, and transfer taxes. Pursuant to the terms of the Maple registration rights agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus.
The following table sets forth the maximum number of shares of our common stock that may be sold by the selling stockholders under the registration statement of which this prospectus forms a part. For purposes of the table below, we assume that the selling stockholders will sell all of their shares of common stock covered by this prospectus. We cannot predict when or in what amount the selling stockholders may sell any of the shares offered by the selling stockholders in this prospectus, if at all. The table also sets forth the name of each selling stockholder, the nature of any position, office or other material relationship which each selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by each selling stockholder after completion of the offering. None of the selling stockholders are a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act, except as otherwise indicated in the table below.
We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.
Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to its shares.
	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Name of Selling Stockholders	Number	Percent(3)	Number	Number	Percent(3)
Investment Funds affiliated with Riverstone Holdings LLC(4)	3,370,497	13.12%	3,370,497	—	—%
Total	3,370,497	13.12%	3,370,497	—	—%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)
Assumes the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of our common stock held by the selling stockholders.

(3)
Percentage of beneficial ownership is based upon 25,698,151 shares of common stock outstanding as of October 31, 2023 (of which 937,468 are held in escrow). Because the selling stockholders are not obligated to sell any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4)
Consists of (i) 32,664 shares of common stock issued to Riverstone Strategic Credit Partners A-2 AIV, L.P., as designee for Maple Energy Holdings, LLC, at the closing of the Maple Acquisition on October 31, 2023, (ii) 344,751 shares of common stock issued to Riverstone Credit Partners - Direct, L.P., as designee for Maple Energy Holdings, LLC, at the closing of the Maple Acquisition on October 31, 2023, (iii) 2,635,582 shares of common stock issued to Riverstone Credit Partners II - Direct, L.P., as designee for Maple Energy Holdings, LLC, at the closing of the Maple Acquisition on October 31, 2023, and (iv) 357,500 shares of common stock issued to Maple Energy Holdings, LLC at the closing of the Maple Acquisition on October 31, 2023 and held in escrow pursuant to the terms of the Maple PSA to satisfy potential indemnification claims arising under the Maple PSA during the 12‑month period following the closing of the Maple Acquisition. RCP II F1 GP, L.L.C. is the sole general partner of RCP II F2 GP, L.P., which is the sole general partner of Riverstone Credit Partners II - Direct, L.P. RCP F1 GP, L.L.C. is the sole general partner of RCP F2 GP, L.P., which is the sole general partner of Riverstone Credit Partners - Direct, L.P. RCP Strategic Credit Partners (A) GP, L.L.C. is the sole general partner of RCP Strategic Credit Partners (A-2) GP, L.P., which is the is the sole general partner of Riverstone Strategic Credit Partners A-2 AIV, L.P. Riverstone Maple Investor, LLC is managed by Riverstone Credit Partners II - Direct, L.P., Riverstone Credit Partners - Direct, L.P. and Riverstone Strategic Credit Partners (A-2) GP, L.P., and Riverstone Maple Investor, LLC is the sole member of Maple Energy Holdings, LLC. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management Group, L.L.C, which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings LLC, which is the sole member of RCP II F1 GP, L.L.C., RCP F1 GP, L.L.C. and RCP Strategic Credit Partners (A) GP, L.L.C. As a result of these relationships, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by Maple Energy Holdings, LLC, and each of these entities and individuals (other than Riverstone Maple Investor, LLC and Maple Energy Holdings, LLC) may be deemed to have or share beneficial ownership of the securities held of record by Riverstone Credit Partners II - Direct, L.P., Riverstone Credit Partners - Direct, L.P. and Riverstone Strategic Credit Partners (A-2) GP, L.P. Each such entity or person disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. Each such entity or person is affiliated with Riverstone Capital Services LLC, a registered broker-dealer.

DESCRIPTION OF CAPITAL STOCK
The following discussion is a summary of the terms of our capital stock as contained in our amended and restated certificate of incorporation, as amended by that certain certificate of amendment dated as of June 1, 2020, that certain second certificate of amendment dated May 26, 2022, that certain third certificate of amendment dated January 9, 2023 and that certain Certificate of Designations of 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock (the “Convertible Preferred Stock”) of Vital Energy, Inc. dated September 13, 2023 (the “Certificate of Designations”), and our fourth amended and restated bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law, to our amended and restated certificate of incorporation and to our fourth amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value per share, of which 25,698,151 shares were issued and outstanding as of October 31, 2023 (including 937,468 shares of common stock held in escrow), and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 869,419 shares of Convertible Preferred Stock were issued and outstanding as of October 31, 2023 (and all of which were held in escrow).
Common Stock
Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.
Convertible Preferred Stock
The Certificate of Designations provides that, so long as any shares of Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent (which shall not be unreasonably withheld) of the holders of record of the Convertible Preferred Stock (the “Preferred Stockholders”) of at least a majority of the outstanding shares of Convertible Preferred Stock voting or consenting, as the case may be, separately as one class, (A) create, authorize or issue any class or series of Parity Stock or Senior Stock (each as defined in the

Certificate of Designations) (or any security convertible into Parity Stock or Senior Stock) or (B) amend the Company’s constituent documents by merger or otherwise so as to affect adversely the rights, preferences, privileges or voting rights of Preferred Stockholders, including, without limitation, provisions relating to dividends, conversion rights and ranking. The Convertible Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.
Preferred Stockholders are entitled to receive cumulative cash dividends at a rate per annum of 2.0% per share of Convertible Preferred Stock on the “Liquidation Preference” (which is, with respect to each share of Convertible Preferred Stock, $54.96); provided that such rate shall automatically increase to (i) 5.0% on September 15, 2024, and (ii) 8.0% on September 15, 2025, when, as and if declared by our board of directors out of assets legally available for the payment of such dividends. Dividends are payable on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2023.
The conversion of the shares of Convertible Preferred Stock into shares of common stock is conditioned on, and will occur following, the approval by the Company’s stockholders of the issuance of such shares under the New York Stock Exchange rules.
The Company may, at any time and from time to time, elect to redeem all outstanding shares of Convertible Preferred Stock, or any portion thereof, in cash at a redemption price per share of Convertible Preferred Stock equal to an amount per share of Convertible Preferred Stock equal to the greater of (i) the Liquidation Preference plus accumulated dividends, and (ii) the Average VWAP (as defined in the Certificate of Designations) for the 20 consecutive trading day period ending on the date immediately preceding the elected redemption date
Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Fourth Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our amended and restated certificate of incorporation and our fourth amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: (i) acquisition of us by means of a tender offer, a proxy contest or otherwise and (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws
Among other things, our amended and restated certificate of incorporation and fourth amended and restated bylaws provide:
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advance notice procedures with regard to stockholder nomination of candidates for election as directors or proposals of business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder nominations or proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 45 days nor more than 75 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the annual meeting for the preceding year. Our fourth amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may make it more difficult for stockholders to bring matters before the stockholders at an annual or special meeting;

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our board of directors the ability to establish the terms of undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Vital;
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that our board of directors is divided into three classes with each class serving staggered three year terms;

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that the authorized number of directors may be changed only by resolution of our board of directors;

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that all vacancies, including newly created directorships, shall, except as otherwise required by law or by resolution of the board of directors and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

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that certain provisions of our amended and restated certificate of incorporation may be amended only with the affirmative vote of the holders of at least 75% of our then outstanding common stock;

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that our fourth amended and restated bylaws may be amended by the affirmative vote of the holders of at least 75% of our then outstanding common stock or our board of directors; and

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that special meetings of our stockholders may only be called by the board of directors.

Delaware Law
We are subject to the provisions of Section 203 of the DGCL, which regulates corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
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the business combination or transaction in which the person became interested is approved by the board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced other than, for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder), shares owned by persons who are directors and also officers of us and by certain employee stock plans; or

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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
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certain mergers or consolidations involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
Limitation of Liability and Indemnification Matters
Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the DGCL:
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for any breach of their duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

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for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.
Our fourth amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. Our fourth amended and restated bylaws also explicitly authorize us to purchase insurance to protect any of our officers, directors, employees or agents or any person who is or was serving at our request as an officer, director, employee or agent of another enterprise for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.
We have entered into indemnification agreements with directors and officers. The agreements provide that we will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. The indemnification agreements and our fourth amended and restated bylaws also provide that we must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.
We believe that the limitation of liability provision in our amended and restated certificate of incorporation, fourth amended and restated bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Corporate Opportunity
Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in any business opportunity, transaction or other matter in which Warburg Pincus LLC or any private fund that it manages or advises, any of their respective officers, directors, partners and employees, and any portfolio company in which such entities or persons have an equity interest (other than us and our subsidiaries) (each a “specified party”) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, unless any such business opportunity, transaction or matter is offered in writing solely to (i) one of our directors or officers who is not also a specified party or (ii) a specified party who is one of our directors, officers or employees and is offered such opportunity solely in his or her capacity as one of our directors, officers or employees.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Listing
Our common stock is listed on the NYSE under the symbol “VTLE.”

RESTRICTIONS ON RESALE OF SECURITIES
357,500 shares of common stock issued to Maple Energy Holdings, LLC are held in escrow to satisfy potential indemnification claims arising under the Maple PSA during the 12-month period following the closing of the Maple Acquisition (such shares, the “Escrow Shares”). Notwithstanding, pursuant to Section 8.5(h) of the Maple PSA, Maple Energy Holdings, LLC is entitled to request that either all or a portion of any Escrow Shares then-remaining in escrow be sold and liquidated at any time during during the 12-month period following the closing of the Maple Acquisition by delivering a written notice of a commercially reasonable plan of liquidation with respect to the applicable Escrow Shares (taking into account, among other things, the Company’s market capitalization and daily trading volume) to the Company (“Liquidation Plan”). If the volume weighted average sales price, as traded on NYSE, of our shares of common stock calculated for the 5-trading day period ending on the date that is one trading day immediately preceding the date of such Liquidation Plan is (i) greater than or equal to $54.45, or (ii) (A) less than $54.45 and (B) the Company agrees to the Liquidation Plan (such agreement to be in the Company’s sole discretion), then, in either case, Maple Energy Holdings, LLC may sell all or the applicable portion of the Escrow Shares then-remaining in escrow pursuant to the Liquidation Plan and immediately redeposit the net proceeds of such sale into escrow.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.
The selling stockholders may use any one or more of the following methods when disposing of the offered common stock:
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sales on the NYSE or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

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an over-the-counter sale or distribution;

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sales directly to one or more purchasers;

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underwritten offerings;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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sales to cover short sales effected after the date of this prospectus;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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broker-dealers may agree to sell a specified number of such common stock at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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through the distributions of the shares by the selling stockholders to their respective general or limited partners, members, managers affiliates, employees, directors or stockholders;

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in option transactions;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

The selling stockholders may elect to make an in-kind distribution of its shares of common stock to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through this registration statement.
The selling stockholders may also sell the shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these shares to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or, to the extent required under the applicable securities laws, under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act.
If the selling shareholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.
Pursuant to the Maple registration rights agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay underwriting fees, discounts and selling commissions, and transfer taxes. Pursuant to the terms of the Maple registration rights agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurances that the selling stockholders will sell, and the selling stockholders are not required to sell, any or all of the securities offered under this prospectus.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of the selling stockholders may not be able to use this prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment. See “Selling Stockholders.”

LEGAL MATTERS
The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside legal counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Vital Energy, Inc. as of December 31, 2022 and for the year then ended appearing in Vital Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Vital Energy, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The audited financial statements of Vital Energy, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The estimates of our proved reserves included in or incorporated by reference into this prospectus or any applicable prospectus supplement are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The audited annual consolidated financial statements of Driftwood Energy Partners, LLC and its wholly-owned subsidiaries, Driftwood Energy Operating, LLC, Driftwood Energy Management, LLC and Driftwood Energy Intermediate, LLC (collectively, “Driftwood”), incorporated herein by reference from Vital Energy, Inc.’s Current Report on Form 8-K filed with the SEC on June 15, 2023, have been audited by Weaver and Tidwell, L.L.P., independent auditors. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Driftwood, incorporated herein by reference are based on reserve reports prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The audited annual financial statements of Forge Energy II Delaware, LLC (“Forge”), incorporated herein by reference from Vital Energy, Inc.’s Current Report on Form 8-K filed with the SEC on July 13, 2023, have been audited by Weaver and Tidwell, L.L.P., independent auditors. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Forge, incorporated herein by reference are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The audited consolidated financial statements of Henry Energy LP and subsidiaries as of December 31, 2022, 2021 and 2020, and for each of the three years then ended, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Weaver and Tidwell, L.L.P., independent auditors, upon the authority of said firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Henry Energy LP, incorporated herein by reference, are based on reserve reports prepared by Cawley, Gillespie & Associates, Inc., independent reserve engineers.

These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The financial statements of Maple Energy Holdings, LLC as of December 31, 2022 and for the year then ended, incorporated in this prospectus by reference from Vital Energy Inc.’s Current Report on Form 8-K filed September 13, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to a change in the method of accounting for leases), which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The estimates of the proved reserves owned by Maple Energy Holdings, LLC, incorporated herein by reference, are based on reserve reports prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The consolidated financial statements of Tall City Exploration III LLC incorporated by reference in Vital Energy Inc.’s Current Report on Form 8-K dated September 13, 2023 for the year ended December 31, 2022 and 2021 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Tall City Exploration III LLC, incorporated herein by reference, are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the expenses (all of which are estimated) to be borne by us in connection with a distribution of securities registered under this Registration Statement.
SEC registration fee		$25,105.60
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*
These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.
Vital Energy, Inc.
Vital Energy, Inc. (the “Company”) is incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Vital’s amended and restated certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Vital. As permitted by the DGCL, Vital’s amended and restated certificate of incorporation provides that directors of Vital shall have no personal liability to Vital or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect when such liability is determined.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.
We have entered into written indemnification agreements with directors and officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the disinterested directors, a committee designated by such disinterested directors or independent legal counsel selected by our board of directors must review the relevant facts and make a determination as to whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
Item 16.   Exhibits.
Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Vital Energy, Inc. (filed as Exhibit 3.1 to Vital’s Current Report on Form 8-K (File No. 001-35380) on December 22, 2011, and incorporated herein by reference).
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Vital Energy, Inc. (filed as Exhibit 3.1 to Vital’s Current Report on Form 8-K (File No. 001-35380) on June 1, 2020, and incorporated herein by reference).
3.3	Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Vital Energy, Inc., dated May 26, 2022 (filed as Exhibit 3.1 to Vital’s Current Report on Form 8-K (File No. 001-35380) on May 26. 2022, and incorporated herein by reference).
3.4	Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Vital Energy, Inc., dated January 9, 2023 (filed as Exhibit 3.1 to Vital’s Current Report on Form 8-K (File No. 001-35380) on January 9, 2023, and incorporated herein by reference).
3.5	Certificate of Designations of 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock of Vital Energy, Inc. (filed as Exhibit 3.1 to Vital’s Current Report on Form 8-K (File No. 001-35380) on September 19, 2023, and incorporated herein by reference).
3.6	Certificate of Ownership and Merger (filed as Exhibit 3.1 to Vital’s Current Report on Form 8-K (File No. 001-35380) on January 6, 2014, and incorporated herein by reference).
3.7	Fourth Amended and Restated Bylaws of Vital Energy, Inc. (filed as Exhibit 3.2 to Vital’s Current Report on Form 8-K (File No. 001-35380) on January 9, 2023, and incorporated herein by reference).
4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to Vital’s Registration Statement on Form 8-A12B/A (File No. 001-35380) on January 7, 2014, and incorporated herein by reference).
4.2	Form of Registration Rights Agreement (attached as Exhibit C to Exhibit 2.2 to Vital’s Current Report on Form 8-K (File No. 001-35380) filed on September 13, 2023, and incorporated herein by reference).
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of Weaver and Tidwell, L.L.P. with respect to Driftwood annual consolidated financial statements.
23.5*	Consent of Netherland, Sewell & Associates, Inc. with respect to properties acquired from Driftwood.
23.6*	Consent of Weaver and Tidwell, L.L.P. with respect to Forge audited annual financial statements.
23.7*	Consent of Ryder Scott Company, L.P. with respect to properties acquired from Forge.
23.8*	Consent of Weaver and Tidwell, L.L.P. with respect to Henry audited consolidated financial statements.

Exhibit Number	Description
23.9*	Consent of Cawley, Gillespie & Associates, Inc. with respect to properties to be acquired from Henry.
23.10*	Consent of Moss Adams LLP with respect to Maple financial statements.
23.11*	Consent of Netherland, Sewell & Associates, Inc. with respect to properties acquired from Maple.
23.12*	Consent of Ernst & Young LLP with respect to consolidated financial statements of Tall City.
23.13*	Consent of Ryder Scott Company, L.P. with respect to properties to be acquired from Tall City.
23.14*	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (contained on signature pages).
107*	Filing Fee Table.

*
Filed herewith.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.   That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the filing requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 1, 2023.
VITAL ENERGY, INC.
By: /s/ Jason Pigott Jason Pigott President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Jason Pigott, Bryan J. Lemmerman, and Mark D. Denny, each of whom may act without joinder of the other, as their true and lawful attorney-in-fact and agent, with full power of substitution, for such person and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself or her herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on November 1, 2023.
Signature	Title
/s/ Jason Pigott Jason Pigott	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Bryan J. Lemmerman Bryan J. Lemmerman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Jessica R. Wren Jessica R. Wren	Senior Director of Financial Accounting and SEC Reporting (Principal Accounting Officer)
/s/ William E. Albrecht William E. Albrecht	Director (Chairman)
/s/ Frances Powell Hawes Frances Powell Hawes	Director
/s/ Jarvis V. Hollingsworth Jarvis V. Hollingsworth	Director

Signature	Title
/s/ Craig M. Jarchow Dr. Craig M. Jarchow	Director
/s/ Lisa M. Lambert Lisa M. Lambert	Director
/s/ Lori A. Lancaster Lori A. Lancaster	Director
/s/ Shihab Kuran Dr. Shihab Kuran	Director
/s/ Edmund P. Segner, III Edmund P. Segner, III	Director
/s/ John Driver John Driver	Director